Exhibit 99.1

SteadyMed Reports First Quarter 2017 Financial Results and Provides Corporate Update

Raised $28.2 Million in Net Proceeds in a Private Placement

Received a Favorable IPR Ruling Invalidating United Therapeutics’ ‘393 Patent

Completed a Clinical Validation Study for Trevyent®

On Track to file a New Drug Application (NDA) for Trevyent for the Treatment of Pulmonary Arterial Hypertension (PAH) in Q2 2017

SAN RAMON, Calif., May 12, 2017 — SteadyMed Ltd. (Nasdaq: STDY), a specialty pharmaceutical company focused on the development of drug product candidates to treat orphan and high-value diseases with unmet parenteral delivery needs, today provided a corporate update and reported financial results for the first quarter ended March 31, 2017.

First Quarter 2017 and Recent Corporate Highlights Include:

•                  SteadyMed is on-track to file a New Drug Application (NDA) for Trevyent for the treatment of PAH by the end of the second quarter of 2017.

•                  In April, SteadyMed successfully raised $28.2 million in net proceeds in a private placement led by institutional healthcare investors Adage Capital, OrbiMed, Deerfield Management and Kingdon Capital Management.  This additional capital is expected to fund pre-launch commercial activities, distribution network establishment and manufacture of commercial Trevyent inventory aimed at a 2018 commercial launch in the U.S. (subject to NDA approval), as well as working capital and general corporate purposes. The Company now has sufficient capital to fund operations into late 2018.

•                  In late March, SteadyMed received a favorable ruling from the Patent Trial and Appeal Board (PTAB) of the United States Patent and Trademark Office (USPTO) in the Inter Partes Review (IPR) proceeding against United Therapeutics’ (Nasdaq: UTHR) ‘393 patent. The PTAB ruled that all 22 claims in the ‘393 patent were unpatentable and cancelled them, rendering the patent invalid.  The ‘393 patent claimed a product made by a process to further purify prostacyclin derivatives, such as treprostinil. Treprostinil is the active pharmaceutical ingredient used in United Therapeutics’ Remodulin® and SteadyMed’s lead drug candidate, Trevyent, which is in development for the treatment of PAH.

•                  In April, SteadyMed announced the successful completion of a clinical study for Trevyent to provide clinical validation of usability over the 48 hour, per unit, intended use. This study enrolled 60 healthy adult volunteers in an in-clinic setting, and was intended to provide clinical validation of the performance of the Trevyent product. The results indicate that the PatchPump® devices performed as intended in all categories of evaluation.

•                  SteadyMed received a Notice of Allowance from the USPTO for patent application number 14/384,152, related to its PatchPump infusion system for injectable drugs. The grant of this patent potentially protects not only Trevyent, but SteadyMed’s proprietary PatchPump, prefilled, preprogrammed, sterile and disposable infusion system. This is another potential US FDA Orange Book listable patent, added to SteadyMed’s robust intellectual property portfolio that is expected to further protect its anticipated position in the PAH market and more broadly its expansion into other, high value disease states for which there are unmet parenteral delivery needs.

“The first several months of 2017 have been one of the most significant periods in SteadyMed’s history, and set the stage for additional milestones in the months and years ahead. In parallel with our strong progress, we believe the competitive landscape in the PAH market is changing in a manner that favors SteadyMed, and our recent financing which included additional high quality diligent investors, is testament to that fact” said Jonathan Rigby, President and Chief Executive Officer of SteadyMed. “We finished the first quarter with a cash position of $14.6 million, further strengthened by the additional $28.2 million raised in our recent private placement, plus the potential for an additional $10.7 million from the second tranche of our 2016 financing in Q3 of this year. At this point, we are sufficiently capitalized to execute on our core strategic objectives, and increase our pre-commercial activities in preparation for the potential 2018 U.S. launch of Trevyent.”

First Quarter 2017 Financial Results:

SteadyMed recorded licensing revenues of $315,000 in the first quarter of 2017, compared to $375,000 revenues in the first quarter of 2016.  The decrease in recorded revenues was attributable to the adjustment to the estimated performance obligations period.

For the first quarter ended March 31, 2017, SteadyMed reported a net loss of $18.6 million, or $0.92 per share, compared to a net loss of $6.3 million, or $0.46 per share for the first quarter ended March 31, 2016.  The net loss of $18.6 million included $12.7 million of noncash financial expenses as further detailed below.

Total operating expenses for the first quarter ended March 31, 2017 were $6 million, compared to $6.6 million for the quarter ended March 31, 2016. The decrease in total operating expenses was primarily attributable to a decrease in Research and Development (R&D) expenses of $0.9 million and a decrease in General and Administrative (G&A) expenses of $0.1 million offset by an increase in Sales and Marketing (S&M) expenses of $0.4 million.

R&D expenses for the first quarter of 2017 were $4.1 million, compared to $4.9 million for the first quarter of 2016.  The decrease in R&D expenses was primarily due to a decrease of $0.9 million in subcontractors and materials.

G&A expenses for the first quarter of 2017 were $1.3 million, compared to $1.4 million for the first quarter of 2016. The decrease in G&A expenses was primarily due to a decrease of $0.1 million in consulting expenses.

S&M expenses for the first quarter of 2017 were $0.6 million, compared to $0.2 million for the first quarter of 2016. The increase was primarily due to an increase of $0.2 million in consulting expenses related to the pre-commercialization plan for Trevyent and an increase of $0.1 million in salary expenses mainly due to increase in headcount.

Financial expenses (income), net

Financial expenses, net, amounted to $12.7 million during the first quarter of 2017 mainly due to an expense of $12.7 million from revaluation of fair value of the warrants to purchase Ordinary Shares due to significant increase in the company’s share price from December 31, 2016 to March 31, 2017. Financial income, net, amounted to $0.07 million during the first quarter of 2016, mainly due to a $0.05 million gain from foreign currency translation adjustments.

As of March 31, 2017, SteadyMed had cash and cash equivalents of $14.6 million. On April 21, 2017, the Company completed a private placement in which it received net proceeds of $28.2 million.

About SteadyMed

SteadyMed Ltd. is a specialty pharmaceutical company focused on the development of drug products to treat orphan and high value diseases with unmet parenteral delivery needs. The company’s lead drug product candidate is Trevyent, a development stage drug product that combines SteadyMed’s pre-filled, sterile, single use, disposable, PatchPump® infusion system, with treprostinil, a vasodilatory prostacyclin analogue to treat pulmonary arterial hypertension (PAH). SteadyMed intends to commercialize Trevyent in the U.S. and has signed an exclusive license and supply agreement with Cardiome Pharma Corp. for the commercialization of Trevyent in Europe, Canada and the Middle East. SteadyMed has offices in San Ramon, California and Rehovot, Israel. For additional information about SteadyMed please visit www.steadymed.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements about the company’s ability to advance its development-stage product candidates, including Trevyent. Forward-looking statements reflect the company’s current views with respect to certain current and future events and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially. Risks and uncertainties include, but are not limited to, the risk that Trevyent does not demonstrate clinical superiority to existing parenteral treprostinil products, that Trevyent is not approved for commercialization by the FDA or approval is delayed by patent litigation, that Trevyent is not granted orphan drug exclusivity, the risk that drug development involves a lengthy and expensive process with uncertain outcome, that the company will not satisfy the milestone and other closing conditions to call the second tranche of its July 2016 private placement, that the company will continue to need additional funding, and that the company may be unable to raise capital when needed, which would force the company to delay, reduce or eliminate its product candidate development programs and potentially cease operations. There can be no assurance that the company will be able to complete the offering on the terms described herein or in a timely manner, if at all. The risks, uncertainties and assumptions referred to above are discussed in detail in our reports filed with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q filed on May   , 2017. The company does not undertake to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof except as may be required by law.

Contacts:
Marylyn Rigby
Senior Director, Investor Relations and Marketing
925-272-4999
mrigby@steadymed.com

The Ruth Group
Lee Roth
(646) 536-7012
lroth@theruthgroup.com

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

U.S. dollars in thousands (except share data)

	Three months ended March 31,
	2017	2016
	Unaudited
Revenues	$315	$375

Operating expenses:
Research and development	$4,101	$4,965
Sales and marketing	588	212
General and administrative	1,316	1,433

Total operating expenses	6,005	6,610

Total operating loss	5,690	6,235

Financial expenses (income), net	12,721	(69)

Loss before taxes on income	18,411	6,166

Taxes on income	148	108

Net loss	$18,559	$6,274
Net loss per share:
Basic and diluted net loss per Ordinary Share	$(0.92)	$(0.46)
Weighted-average number of Ordinary Shares used to compute basic and diluted net loss per share	20,139,826	13,585,810

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	March 31,	December 31,
	2017	2016
	Unaudited

Assets:

Cash and cash equivalents	$14,579	$23,215

Other assets	5,429	4,943

Total assets	$20,008	$28,158

Liabilities and shareholders’ equity (deficit):

Current liabilities	$3,785	$6,357

Non-current liabilities	20,226	7,490

Shareholders’ equity (deficit)	(4,003)	14,311

Total liabilities and shareholders’ equity	$20,008	$28,158